Filed pursuant to Rule 433
Registration No. 333-132201
09-January-07

Toyota Motor Credit Corp

Final Term Sheet

Agent:
HSBC Securities (USA) Inc.

Structure:
367 day Floating Rate Medium Term Notes

Ratings:
Aaa/AAA

Pricing Date:
January 9, 2007

Interest Accrual Date:
January 12, 2007

Settlement Date:
January 12, 2007

Maturity Date:
January 14, 2008

Form of Note:
Senior Notes

Form of Offering:
SEC Registered Medium Term Notes

CUSIP:
89233PA89


Transaction Details

Principal Amount:
$100,000,000

Pricing Benchmark
Fed Funds Same Day Effective Rate + 4bps

Reoffer Yield:
Fed Funds Same Day Effective Rate + 4bps

Interest Rate Source:
Fed H15 /Bloomberg FEDL01

Price to Investor:
100.000%

Gross Fees
0.01%

All-In Price to Issuer:
99.99%

Net Proceeds:
$99,990,000

Interest Reset:
Daily, using Friday's rate for the weekend

Interest Calculation:
Daily average on a weighted basis with a 2 business day cutoff prior to interest payment date

Interest Pay Frequency:
Quarterly

First Payment Date:
April 16, 2007

Interest Payment Dates:
Quarterly on the 14th of Apr., July, Oct., & Maturity

Day Count:
Actual/360

Day Count Convention:
Following, Adjusted

Minimum Denominations:
$1,000 and integral multiples of $1,000 thereafter



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.

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